Exhibit 10.60

RESTRICTED STOCK AWARD AGREEMENT

MATADOR RESOURCES COMPANY
2019 LONG-TERM INCENTIVE PLAN

1.Grant of Award. Pursuant to the Matador Resources Company 2019 Long-Term Incentive Plan (as the same may be amended, the “Plan”), Matador Resources Company, a Texas corporation (the “Company”), grants to

[●]
(the “Participant”)

an Award of Restricted Stock in accordance with Section 6.4 of the Plan. The number of shares of Common Stock awarded under this Restricted Stock Award Agreement (this “Agreement”) is [●] shares (the “Awarded Shares”). The “Date of Grant” of this Award is [●].

2.Subject to Plan; Definitions. This Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement. To the extent the terms of the Plan are inconsistent with the provisions of this Agreement, this Agreement shall control. This Agreement is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing. Unless defined herein, the capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan. For purposes of this Agreement, unless the context requires otherwise, the following terms shall have the meanings indicated:

    a.    “Good Reason” shall mean (i) the assignment to the Participant of duties materially inconsistent with his or her position, or a material diminution in the Participant’s then current authority, duties or responsibilities; or (ii) a diminution of the Participant’s then current base salary or other action or inaction that constitutes a material breach of his or her employment agreement or independent contractor agreement, if any. Within thirty (30) days following the date the Participant knows of the actions constituting Good Reason as defined herein, the Participant shall give the Company written notice thereof, and provide the Company with a reasonable period of time, in no event less than thirty (30) days, after receipt of such notice to remedy the alleged actions constituting Good Reason; provided, however, that the Company shall not be entitled to notice of, and the opportunity to remedy, the recurrence of any alleged actions (or substantially similar actions) constituting Good Reason in the event that the Participant has previously provided notice of such prior alleged actions (or substantially similar actions) to the Company and provided the Company an opportunity to cure such prior actions (or substantially similar actions). In the event the Company does not cure the alleged actions, if the Participant does not terminate his or her employment or engagement within sixty (60) days following the last day of the Company’s cure period, the Participant shall not be entitled to terminate his or her employment or engagement for Good Reason based upon the occurrence of such actions; provided, however, that any recurrence of such actions (or substantially similar actions) may constitute Good Reason. Any corrective measures undertaken by the Company are solely within its discretion and do not concede or indicate agreement that the actions described in the Participant’s written notice constitute Good Reason as defined herein.
    b.    “Just Cause” shall mean (i) the Participant’s continued and material failure to perform the duties of his or her employment or engagement consistent with the Participant’s position, except as a result of Partial Disability or Total and Permanent Disability; (ii) the Participant’s failure to perform his or her material obligations under his or her employment agreement or independent contractor agreement, if any, except as a result of Partial Disability or Total and Permanent Disability, or a material breach by the Participant of the Company’s written policies concerning discrimination, harassment or securities trading; (iii) the Participant’s refusal or failure to follow lawful directives of the Board or his or her supervisor, except as a result of Partial Disability or Total and Permanent Disability; (iv) the Participant’s commission of an act of fraud, theft, or embezzlement; (v) the Participant’s indictment for or conviction of a felony or other crime involving moral turpitude; or (vi) the Participant’s intentional breach of fiduciary duty; provided, however, that the Participant shall have thirty (30) days after written notice from the Board (or the Committee) to remedy any actions alleged under subsections (i), (ii) or (iii) in the manner reasonably specified by the Board (or the Committee).
    c.    “Partial Disability” shall mean the Participant’s inability because of any physical or mental illness lasting no more than ninety (90) days to perform the duties assigned to him or her for more than twenty (20) hours per week (and including any period of short term total absence due to illness or injury, including recovery from surgery, but in no event lasting longer than the ninety (90) day period).
3.Vesting. Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, the Awarded Shares shall vest as follows:

a.One-third (1/3) of the total Awarded Shares shall vest on the first anniversary of the Date of Grant, provided the Participant is continuously employed by (or if the Participant is a Contractor or an Outside Director, is providing services to) the Company or a Subsidiary through that date;

b.    One-third (1/3) of the total Awarded Shares shall vest on the second anniversary of the Date of Grant, provided the Participant is continuously employed by (or if the Participant is a Contractor or an Outside Director, is providing services to) the Company or a Subsidiary through that date; and

c.    One-third (1/3) of the total Awarded Shares shall vest on the third anniversary of the Date of Grant, provided the Participant is continuously employed by (or if the Participant is a Contractor or an Outside Director, is providing services to) the Company or a Subsidiary through that date.

Notwithstanding the foregoing, if upon or within twelve (12) months following a Change in Control, the Participant incurs a Termination of Service by the Company without Just Cause or by the Participant for Good Reason, then effective immediately prior to such Termination of Service, all Awarded Shares not previously vested shall thereupon immediately become fully vested.

4.Forfeiture of Awarded Shares. Awarded Shares that are not vested in accordance with Section 3 shall be forfeited, without the payment of any consideration therefor, immediately upon the Participant’s Termination of Service. Upon forfeiture, all of the Participant’s rights with respect to the forfeited Awarded Shares shall cease and terminate, without any further obligations on the part of the Company.

5.Restrictions on Awarded Shares. Subject to the provisions of the Plan and the terms of this Agreement, from the Date of Grant until the date the Awarded Shares are vested in accordance with Section 3 and are no longer subject to forfeiture in accordance with Section 4 (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge, hypothecate, margin, assign or otherwise encumber any of the Awarded Shares, except that during the Restriction Period, the Participant may transfer for no consideration some or all of the Awarded Shares to (a) one or more members of the Participant’s Immediate Family, (b) a trust in which the Participant or members of his or her Immediate Family have more than fifty percent of the beneficial interest, (c) a foundation in which the Participant or members of his or her Immediate Family control the management of assets or (d) any other entity in which the Participant or members of his or her Immediate Family own more than fifty percent of the voting interests. Any such transferee must agree in writing on a form prescribed by the Company to be bound by all of the provisions of this Agreement to the same extent as they apply to the Participant. Notwithstanding any such transfer, any vesting conditioned upon the Participant’s continued employment or service with the Company or its Subsidiaries shall continue to relate to the Participant’s continued employment or service and any covenants applicable to Participant hereunder shall continue to apply to Participant. In addition, the Committee may in its sole discretion, remove any or all of the restrictions on such Awarded Shares whenever it may determine that, by reason of changes in applicable laws or changes in circumstances after the date of this Agreement, such action is appropriate.

6.Legend. The following legend shall be placed on all certificates issued representing Awarded Shares:

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain Matador Resources Company 2019 Long-Term Incentive Plan, a copy of which is on file at the principal office of the Company in Dallas, Texas and that certain Restricted Stock Award Agreement dated as of [●], by and between the Company and the recordholder named on the face of this certificate. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan and Award Agreement. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan and Award Agreement.”

7.Delivery of Certificates; Registration of Shares. The Company shall deliver certificates for the Awarded Shares to the Participant or shall register the Awarded Shares in the Participant’s name, free of restriction under this Agreement, promptly after, and only after, the Restriction Period has expired without forfeiture pursuant to Section 4. In connection with any issuance of a certificate for Restricted Stock, the Participant shall endorse such certificate in blank or execute a stock power in a form satisfactory to the Company in blank and deliver such certificate and executed stock power to the Company.

8.Rights of a Shareholder. Except as provided in Section 4 and Section 5 above, the Participant shall have, with respect to his Awarded Shares, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon; provided, however, that dividends shall accrue in a Company bookkeeping account during the Restriction Period and shall be paid to the Participant only if and to the extent that the underlying Awarded Shares vest and are settled.

9.Voting. The Participant, as record holder of the Awarded Shares, has the exclusive right to vote, or consent with respect to, such Awarded Shares until such time as the Awarded Shares are transferred in accordance with this Agreement; provided, however, that this Section 9 shall not create any voting right where the holders of such Awarded Shares otherwise have no such right.

10.Adjustment to Number of Awarded Shares. The number of Awarded Shares shall be subject to adjustment in accordance with Articles 11-13 of the Plan.

11.Restrictive Covenants.
a.Confidential Information and Non-Disclosure. During the course of the Participant’s employment with or engagement by the Company, the Participant will receive certain confidential information and trade secrets, which includes but is not limited to production data, drilling schedules, financial results before they are disclosed publicly, technical data, customer and vendor lists, management methods, operating techniques, prospective acquisitions, employee lists, training manuals and procedures, personnel evaluation procedures, financial reports and/or other confidential information and knowledge concerning the business of the Company and its affiliates (hereinafter collectively referred to as “Confidential Information”), which the Company desires to protect. The Participant understands and agrees that the Confidential Information is confidential and the Participant agrees not to disclose or reveal the Confidential Information to anyone outside the Company or use Confidential Information for the benefit of any person or entity other than the Company. Additionally, the Participant may receive Confidential Information and work on projects that are not widely known throughout the Company, and the Participant agrees to not disclose or reveal such Confidential Information or details about such projects to any other person (including other employees or independent contractors of the Company) except as required in connection with his or her job duties. The

Participant further agrees not to use or disclose the Confidential Information in order to compete with the Company at any time during or after the Participant’s employment or engagement with the Company. The Participant is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. In addition, notwithstanding the foregoing, if the Participant files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Participant may disclose the Company’s trade secrets to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
b.Non-Solicitation. The Participant understands and acknowledges that the Company expends significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. In consideration of the receipt of the Awarded Shares and Confidential Information and the benefit received by the Participant from the Company’s goodwill or other business interests, during the period from the Date of Grant through the date that is twenty-four (24) months following the Participant’s Termination of Service for any reason (the “Non-Solicitation Period”), the Participant agrees on his or her own behalf and on behalf of his or her affiliates that, without the prior written consent of the Board, the Chairman of the Board or the Chief Executive Officer of the Company, he or she shall not, directly or indirectly, (i) solicit for employment or a contracting relationship, or employ or retain any person who is or has been, within the last six months, employed by or engaged as an independent contractor to the Company or its affiliates or (ii) induce or attempt to induce any such person to leave his or her employment or independent contractor relationship with the Company or its affiliates. The Company agrees that the foregoing restriction is not intended to apply generally to companies providing services to the Company, such as rig and oilfield services providers, or lenders.
c.Non-Compete. The Participant understands and acknowledges that the Company has an interest in protecting its Confidential Information, goodwill and other business interests and that the Participant has benefitted and will benefit from the Company’s goodwill and has accessed or will access the Company’s information, including Confidential Information, during the course of the Participant’s employment or engagement by the Company, and therefore the Participant would be able to irreparably injure the Company if the Participant should engage in unfair competition. In consideration of the receipt of the Awarded Shares and Confidential Information and the benefit received by the Participant from the Company’s goodwill or other business interests, during the period from the Date of Grant through the date that is twelve (12) months following the Participant’s Termination of Service for any reason (the “Non-Compete Period”), the Participant agrees that he or she shall not, without the prior written consent of the Board, the Chairman of the Board or the Chief Executive Officer of the Company, directly or indirectly: (i) invest in (other than investments in publicly-owned companies that constitute not more than 1% of the voting securities of any such company) a Competing Business with Significant Assets in the Restricted Area (each as defined below), or (ii) [other than in a capacity involving legal advice,] participate in the operations of a Competing Business in the Restricted Area as a manager, employee, director, officer, consultant, independent contractor or in any other capacity or otherwise provide, directly or indirectly, services or assistance to a Competing Business in a position that involves input into or direction of the Competing Business’s operations within the Restricted Area. “Competing Business” means any person or entity engaged in (x) oil and natural gas exploration, development and production; (y) marketing and midstream operations, including natural gas processing, oil and natural gas transportation services, oil, natural gas and salt water gathering services and salt water disposal services, and/or (z) acquisition activities related to (x) and (y). “Significant Assets” means (i) oil and natural gas reserves in excess of 10 million barrels of oil equivalent or (ii) midstream assets with an aggregate fair market value of $25 million or more. “Restricted Area” means Eddy and Lea Counties, New Mexico and Loving County, Texas (collectively, the “Named Counties”), plus any county or parish where the Company, together with its Subsidiaries, has Significant Assets as of the date of Participant’s Termination of Service; provided, however, that the Restricted Area shall cease to include a particular Named County following a sale of all or substantially all of the assets held by the Company, together with its Subsidiaries, in such Named County.
12.Injunctive Relief and Specific Performance.

a.The Participant hereby provides the Company assurance that the Participant has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Participant under Section 11. The Participant agrees that the restraints are necessary to protect the Company’s business interests, including the Confidential Information and its goodwill, and that each of the restraints is reasonable with respect to subject matter, length of time and geographic area.
b.The Participant further agrees that the Company would suffer imminent and irreparable harm if the Participant breaches any of the restrictions in Section 11. The Participant agrees that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Participant of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder.
c.The Participant further agrees that each of the Non-Solicitation Period and the Non-Compete Period shall be tolled, and shall not run, during the period of any breach by the Participant of any of the covenants contained in Section 11.
d.The Participant and Company further agree that, in the event that any provision of Section 11 is determined by a court of competent jurisdiction to be unenforceable, that provision shall be deemed modified to permit enforcement to the maximum extent permitted by law.
e.The parties acknowledge that remedies at law will be inadequate remedies for breach or attempted breach of this Agreement (and specifically Section 11 hereof) and consequently agree that this Agreement shall be enforceable by specific performance. The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Agreement.
13.Participant’s Representations. Notwithstanding any of the provisions hereof, the Participant hereby agrees that he or she will not acquire any Awarded Shares, and that the Company will not be obligated to issue any Awarded Shares to the Participant hereunder, if the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded. Any determination in this connection by the Company shall be final, binding, and conclusive. The rights and obligations of the Company and the rights and obligations of the Participant are subject to all Applicable Laws, rules, and regulations.

14.Participant’s Acknowledgments. The Participant acknowledges that a copy of the Plan has been made available for his or her review by the Company, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.

15.Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

16.No Right to Continue Service or Employment. Nothing herein shall be construed to confer upon the Participant the right to continue in the employ or to provide services to the Company or any Subsidiary, whether as an Employee or as a Contractor or as an Outside Director, or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant as an

Employee, Contractor, or Outside Director at any time. Nothing herein shall be construed to modify the terms of any employment agreement or independent contractor agreement.

17.Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

18.Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

19.Entire Agreement. This Agreement together with the Plan (as each may be amended from time to time) supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement and the Plan. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

20.Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein. No person shall be permitted to acquire any Awarded Shares without first executing and delivering an agreement in a form satisfactory to the Company making such person or entity subject to the restrictions on transfer contained herein.

21.Modification. The Committee may amend this Agreement at any time and from time to time without the consent of the Participant; provided, however that no such amendment may materially and adversely affect the rights of the Participant without his or her consent. Notwithstanding the preceding sentence, the Company may amend the Plan to the extent permitted by the Plan.

22.Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

23.Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

24.Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a.    Notice to the Company shall be addressed and delivered as follows:

Matador Resources Company
5400 LBJ Fwy, Suite 1500
Dallas, TX 75240
Attn: General Counsel
Facsimile: (972) 371-5201

b.    Notice to the Participant shall be addressed and delivered to the Participant’s address as set forth in the Company’s records.

25.Tax Requirements. The Participant is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement, the method and timing for filing an election to include the Awarded Shares in income under Section 83(b) of the Code, and the tax consequences of such election. By execution of this Agreement, the Participant agrees that if the Participant makes such an election, the Participant shall provide the Company with written notice of such election in accordance with the regulations promulgated under Section 83(b) of the Code. The Company or, if applicable, any Subsidiary (for purposes of this Section 25, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid or payable to the Participant in cash or other form in connection with the Plan, any Federal, state, local, or other taxes permitted by law to be withheld in connection with this Award. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is permitted to withhold in connection with the Participant’s income arising with respect to this Award. Such payments shall be required to be made when requested by Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payments may be made, in the sole discretion of the Company (i) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the applicable tax withholding obligations of the Company; (ii) the actual delivery by the Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior thereto, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the applicable tax withholding payment; (iii) the Company’s withholding of a number of shares to be delivered upon the vesting of this Award, which shares so withheld have an aggregate Fair Market Value that equals or exceeds (solely to avoid the issuance of fractional shares) the applicable tax withholding payment; or (iv) any combination of (i), (ii), or (iii) or any other method consented to by the Company in writing. The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant.

26.Restrictions on Resale. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Awarded Shares, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

27.Electronic Delivery. By executing this Agreement (including via digital acceptance), the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and its Subsidiaries, the Plan and the Awarded Shares via Company web site or other electronic delivery.

* * * * * * * * * *

[Remainder of Page Intentionally Left Blank.
Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his or her consent and approval of all the terms hereof, has duly executed this Agreement, as of the Date of Grant specified in Section 1 hereof.

COMPANY:

MATADOR RESOURCES COMPANY

By:
Name: [●]
Title: [●]

PARTICIPANT:

Signature

Name: [●]
    Signature Page to Restricted Stock Award Agreement